UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☑
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

MEADOW VALLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

CD Capital Management LLC
John D. Ziegelman
CD Investment Partners Ltd.
ZP II LP
C3 Management Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     CD Capital Management LLC, a Delaware limited liability company (“CD Capital”), CD Investment Partners Ltd., an exempted company with limited liability incorporated and an open-end investment company formed under the laws of the Cayman Islands (“CDIP”), and John D. Ziegelman (“Mr. Ziegelman”), together with the other participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the intended solicitation of proxies in support of the director candidate it intends to nominate for election and the bylaw amendment it intends to propose at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Meadow Valley Corporation (“Meadow Valley”) as described below.
     On December 21, 2007, CD Capital sent a letter (the “Letter”) to the Special Committee of the Board of Directors of Meadow Valley (the “Special Committee”) in which CD Capital stated (i) certain views with respect to its dealings with the Special Committee and the Special Committee’s financial advisor, and indicated that CD Capital was prepared to enter into a mutually acceptable confidentiality agreement with Meadow Valley, (ii) its views with respect to the need for the Special Committee to clarify its mandate and (iii) (a) its intention to nominate Mr. Ziegelman as a director candidate for election to Meadow Valley’s Board of Directors at the Annual Meeting and (b) its intention to submit a stockholder proposal, for consideration at the Annual Meeting, to amend Meadow Valley’s Amended and Restated Bylaws (the “Bylaws”) to allow stockholders to call a special meeting of stockholders, and to include such stockholder proposal in Meadow Valley’s proxy materials in connection with the Annual Meeting. A copy of the Letter is attached hereto as Exhibit A and incorporated by reference herein.
     CD Capital, CDIP, Mr. Ziegelman, ZP II LP and C3 Management Inc. (the “Participants”) may solicit proxies from all stockholders of Meadow Valley in support of Mr. Ziegelman’s nomination for election to Meadow Valley’s Board of Directors and in support of its stockholder proposal to amend the Bylaws at the Annual Meeting. In that event, the Participants intend to file a proxy statement with the SEC to the extent required by law. THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
     CD Capital is the investment advisor to CDIP, a master investment fund. CDIP maintains an account in which 396,903 shares (the “Shares”) of common stock, $0.01 par value, of Meadow Valley (the “Common Stock”), are held, representing approximately 7.7% of the outstanding shares of Common Stock, determined by reference to Meadow Valley’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2007.

     CD Capital, as attorney-in-fact on behalf of CDIP, has full and exclusive discretionary authority to effect acquisitions, dispositions, voting decisions and other transactions in respect of the Common Stock. CD Capital, CDIP, Mr. Ziegelman, ZP II LP and C3 Management Inc. may be deemed to be “participants” in CD Capital’s and CDIP’s solicitation of proxies from the stockholders of Meadow Valley for use at the Annual Meeting. None of the participants other than CDIP owns any Common Stock. Additional information regarding CD Capital and Mr. Ziegelman and their affiliates is set forth in its Schedule 13D and amendments thereto filed with the SEC.
     The manager and sole member of CD Capital is ZP II LP, a Delaware limited partnership. C3 Management Inc., a Delaware corporation, is the general partner of ZP II LP. Mr. Ziegelman is the Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding common stock of C3 Management Inc., and the President of CD Capital. CD Capital is principally engaged in the business of providing investment management services to various investment funds, including CDIP, and managed accounts and of acquiring, holding, voting and disposing of various portfolio securities investments. ZP II LP’s principal business is serving as manager and sole member of CD Capital. C3 Management Inc.’s principal business is serving as general partner of ZP II LP. Mr. Ziegelman’s principal occupation is serving as Chairman of the Board, President and Treasurer of C3 Management Inc. and as President of CD Capital. In such capacity, Mr. Ziegelman acts as investment manager of the investment funds and managed accounts to which CD Capital provides investment management services. Mr. Ziegelman also serves as Managing Agent and co-general partner of ZP LP.
     There are no arrangements between the Participants and Mr. Ziegelman or any other person pursuant to which Mr. Ziegelman has been nominated to the Board of Directors. Mr. Ziegelman will not receive any compensation from the Participants for his service as a director of Meadow Valley if elected. If elected, Mr. Ziegelman will be entitled to such compensation from Meadow Valley as is provided to other non-employee directors, which compensation is expected to be described in Meadow Valley’s proxy statement furnished to shareholders in connection with the Annual Meeting.
     In connection with any solicitation of proxies at the Annual Meeting, the Participants may engage a proxy solicitation agent whose fees and number of employees to be employed for such solicitation would be agreed upon at the time of such engagement. To the extent that any employee of the Participants engages in solicitation activities, no such employee will receive any additional compensation for its efforts. The business address of each employee of the Participants would be the same as that of its employer.
     The Participants would bear the cost of such proxy solicitation, but would intend to seek reimbursement for the cost of such solicitation from Meadow Valley if Mr. Ziegelman is elected as a director. The Participants do not intend to seek shareholder approval for such reimbursement. While no precise estimate of this cost can be made at the present time, the Participants currently estimate that they would spend a total of approximately $200,000 for such solicitation of proxies, including expenditures for attorneys, proxy solicitation agents, and advertising, public relations, printing, transportation and related expenses. As of the date hereof, the Participants have not incurred any solicitation expenses. In addition to soliciting proxies by mail, proxies may be solicited in person, by telephone, facsimile or other electronic means, through advertisements or otherwise.

Exhibit A —	Letter dated December 21, 2007 from CD Capital Management LLC to the Special Committee of the Board of Directors of Meadow Valley Corporation

EXHIBIT A
CD Capital Management, LLC
111 South Wacker Drive, Suite 3950
Chicago, Illinois 60606
December 21, 2007
To the Members of the Special Committee (the “Committee”)
of the Board of Directors of Meadow Valley Corporation (the “Company”)
c/o Meadow Valley Corporation
4602 E. Thomas Road
Phoenix, AZ 85020
     Gentlemen:
     I am writing to follow-up on my lengthy call yesterday with the Committee’s financial advisor, Alvarez & Marsal (“Alvarez”). While Alvarez was instructed by the Committee to listen only and did not share any confidential information with me, Alvarez at least had a discussion with me, which I believe is the first step toward conflict resolution. Up to this point, the Committee’s and the Board’s tactic of ignoring me and other shareholders who have expressed their independent views to the Company and your refusal to even return a phone call or e-mail to me has not been productive. So I take the fact that I have been allowed to converse with Alvarez as a good sign of forward progress. Pursuant to the number of past requests I have made for a face-to-face substantive discussion, and given the hint of forward progress made yesterday with Alvarez, I am again requesting a face-to-face meeting with all of the Members of the Committee and their advisors immediately after the first of the year. As I conveyed to Alvarez, I am prepared to enter into a mutually satisfactory confidentiality agreement so that the Committee and its representatives would be able to speak openly and candidly with me as to matters relevant to decisions regarding the future of the Company.
     I am also writing to demand important clarification of the Committee’s mandate.
     As you know, just before the Thanksgiving holiday, the Company issued a Press Release (dated November 20, 2007) and filed a Form 8-K with the SEC (on November 21, 2007) announcing the formation of the Committee.
     The press release stated that the Committee was formed to “to review and evaluate any acquisition proposal received from YVM Acquisition Corporation (“YVM”) and consider the Company’s other alternatives.”
     The 8-K echoes some of that language, stating that the Committee was appointed “to review and evaluate any acquisition proposal received from YVM Acquisition Corporation

(“YVM”)” and that the “Committee was formed to maximize shareholder value in response to a Schedule 13D filed by YVM on November 2, 2007.”
     The text of the Press Release makes absolutely no mention of maximizing shareholder value and the text of the 8-K makes absolutely no reference to considering other alternatives! I believe that the Committee must clarify its mandate by full public disclosure and clarify whether:
first, the Committee was formed to, and charged to, consider all strategic alternatives, independent of any transaction proposal that may be submitted by YVM and independent of whether YVM in fact submits any transaction proposal; and
second, the Committee is charged with maximizing value now, not some time down the road and not conditioned on any transaction proposal that may be submitted by YVM and independent of whether YVM in fact submits any transaction proposal.
     In fact, this is essentially the approach that I have demanded of the Board for some time now. For the Committee to have put out what I view as a confusing disclosure on this fundamentally important issue is very troubling to me. Given what we believe to be the Committee’s fiduciary obligations to maximize shareholder value for all shareholders, it is incumbent on the Committee to clarify its mandate in this regard. I demand that this clarification be provided publicly by the end of this year.
     Finally, I am writing to inform you that I intend to nominate myself for election to the Company’s Board of Directors at the next annual meeting and that I also intend to put forth a Shareholder Proposal, also for consideration at the next annual meeting, to amend the Company’s bylaws to allow shareholders to call special meetings. I will also seek for this proposal to be included in your upcoming Proxy Statement. I feel that I am forced to take these actions in order to reverse the entrenchment action of the Board earlier this year, which eviscerated several fundamental shareholders’ rights — most specifically, the right to call a special meeting! In addition, we continue to consider all options and alternatives at our disposal as a significant shareholder of the Company.
     We look forward to your response to each of the foregoing matters.

Very truly yours,
/s/ John D. Ziegelman
John Ziegelman
President, CD Capital Management LLC

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